EXHIBIT 99.5

                                         Cytation Corporation
                                      Consolidated Balance Sheet

                                                ASSETS
                                                                         (UNAUDITED)      (AUDITED)
                                                                           April 1,      December 31,
                                                                            2006            2005
                                                                      ----------------  -------------
CURRENT ASSETS:
      Cash                                                            $     3,402,694   $        221
      Certificates of Deposit                                                 152,833              -
      Accounts receivable                                                   2,814,314
      Notes receivable, other                                                  11,652              -
      Inventory                                                             2,476,341
      Prepaid expenses and other current assets                               121,195              -
                                                                      ----------------  -------------
           Total Current Assets                                             8,979,029            221

PROPERTY AND EQUIPMENT, NET                                           $     1,821,237   $          -

GOODWILL                                                                    4,108,401              -
                                                                      ----------------  -------------
           TOTAL ASSETS                                               $    14,908,667   $        221
                                                                      ================  =============

                               LIABILITIES AND STOCKHOLDERS'EQUITY(DEFICIT)

 CURRENT LIABILITIES:
      Current Maturities of Long Term Debt                            $        41,895   $          -
      Accounts payable and Accrued Expenses                                 2,835,127         48,416
      Accounts Payable Under Dealer Incentive Programs                        395,094
      Estimated Warranties                                                    860,000
      Compensation and Related Accruals                                       614,336
      Accrued Shareholder Distributions                                       775,000
      Other Accruals                                                          339,787
      Income Tax Payable                                                      261,173              -
      Accrued Preferred Dividends                                             113,086
      Notes payable and Accrued Interest                                            -          5,500
                                                                      ----------------  -------------
           Total Current Liabilities                                        6,235,498         53,916

 LONG TERM LIABILITIES:
      Accrued earnout on purchase of Deer Valley Homebuilders, Inc.           496,407              -
      Long-Term Debt, Net of Current Maturities                             1,424,009         85,000

 COMMITMENTS AND CONTINGENCIES                                                      -              -

 STOCKHOLDERS' EQUITY(DEFICIT):
      Series A Preferred stock, $0.01 par value, 750,000
 shares authorized, 745,626 shares issued and outstanding                   1,491,243              -
      Series B Preferred stock, $0.01 par value, 49,451
 shares authorized, 49,451 shares issued and outstanding                          495              -
      Series C Preferred stock, $0.01 par value, 26,750
 shares authorized, 26,750 shares issued and outstanding                          267              -
      Common stock, $0.001 par value, 2,000,000
 shares authorized, 1,000,000 and 982,622 shares issued and
        outstanding, respectively                                               1,000            982
      Additional paid-in capital                                           39,314,238     32,723,371
      Accumulated deficit                                                 (34,054,490)   (32,863,048)
                                                                      ----------------  -------------
           TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                             6,752,753       (138,695)

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)       $    14,908,667   $        221
                                                                      ================  =============

                                          Cytation Corporation
                                  Consolidated Statements of Operations
                       For The Three Months Ended April 1, 2006 and March 31, 2005
                                                (Unaudited)

                                                                       2006            2005
                                                                   ------------  ----------------
REVENUE                                                            $12,913,079   $             -

COST OF REVENUE                                                     10,895,389             1,182
                                                                   ------------  ----------------
GROSS PROFIT                                                         2,017,690            (1,182)

OPERATING EXPENSES:
     Depreciation                                                       36,065               512
     Selling, general and administrative                             1,249,327            28,810
                                                                   ------------  ----------------
          TOTAL OPERATING EXPENSES                                   1,285,392            29,322
                                                                   ------------  ----------------
          OPERATING INCOME/(LOSS)                                      732,298           (30,504)

OTHER INCOME (EXPENSES)
     Loss on termination of ARE agreement                                    -            (5,000)
     Interest expense, net                                             (13,867)           (1,889)
     Other Income                                                        6,243                 -
                                                                   ------------  ----------------
          TOTAL OTHER EXPENSES                                          (7,624)           (6,889)

          INCOME/(LOSS) BEFORE INCOME TAXES                            724,674           (37,393)

INCOME TAX EXPENSE                                                     261,173                 -
                                                                   ------------  ----------------
          NET INCOME (LOSS)                                            463,501           (37,393)

          Dividends to preferred stockholders                          113,086                 -
          Deemed dividend to preferred stockholders on
          Beneficial conversion feature                              1,491,243                 -
                                                                   ------------  ----------------
          NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS        (1,140,828)          (37,393)

Net Income/(Loss) Per Share (Basic)                                      (1.14)            (0.04)
Net Income/(Loss) Per Share (Fully Diluted)                              (1.14)            (0.04)

Weighted Average Common Shares Outstanding                           1,000,000           873,996 *
Weighted Average Common and Common Equivalent Shares Outstanding     1,000,000           873,996 *

* Reflects 2 for 1 stock split

                                  Cytation Corporation
                           Consolidated Statements of Cash Flows
                For The Three Months Ended April 1, 2006 and March 31, 2005
                                         (Unaudited)

                                                                                  2006          2005
                                                                            ----------------  ----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                                  463,502      (37,393)
 Adjustments to reconcile net income (loss) to net cash provided for/used in operating activities:
 Depreciation                                                                        36,065          512
 Accrued interest on note payable                                                         0        1,385
            Loss on termination of ARE Agreement                                          0        5,000
            Changes in assets and liabilities:
            Increase in certificate of deposit                                       (1,415)
            Increase in receivables                                                (673,910)
            Increase in other receivables                                            (4,152)
            Increase in inventories                                              (1,360,783)
            Increase in prepayments and other assets                                (68,775)       8,434
            Increase in accounts payable                                            954,070      (49,751)
            Increase in accounts payable under dealer incentives                     54,662
            Increase in estimated warranties                                        110,000
            Increase in accrued compensation and related expenses                   200,397
            Increase in other accrued expenses                                       20,455
            Increase in income taxes payable                                        261,173

               CASH FLOW USED IN OPERATING ACTIVITIES                                (8,711)     (71,813)

 CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of equipment                                                       (245,771)        (612)
      Purchase of business, net of cash acquired                                 (2,777,116)           0

               CASH FLOW USED IN INVESTING ACTIVITIES                            (3,022,887)        (612)

 CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of preferred stock                                   6,541,014
      Proceeds from issuance of common stock                                             18       23,500
      Payment of stockholder distributions                                         (150,000)
      Proceeds from long-term debt                                                   43,039        5,000

               CASH FLOW PROVIDED BY FINANCING ACTIVITIES                          6,434,071      28,500

               NET INCREASE (DECREASE) IN CASH                                     3,402,473     (43,925)

 CASH, Beginning                                                                         221      65,644

 CASH, Ending                                                                      3,402,694      21,719

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the quarter for:
         Interest                                                                     13,867            0
         Taxes                                                                             0          828

 SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
      Additional purchase price accrued under earnout provision                      496,407            0

      Accrual of dividends on preferred stock                                        113,086            0

      Deemed dividend on beneficial conversion feature                             1,491,243

                                 CYTATION CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1. Basis of Presentation
  ----------------------

The accompanying unaudited consolidated financial statements for the three months ended April 1, 2006 and March 31, 2005 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-Q. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

The unaudited financial information included in this report includes all adjustments which are, in the opinion of management, necessary to reflect a fair statement of the results for the interim periods. The operations for the three months ended April 1, 2006 are not necessarily indicative of the results of the full fiscal year.

The condensed consolidated financial statements included in this report should be read in conjunction with the financial statements and notes thereto included in the Registrant's December 31, 2005 Annual Report on Form 10-K and subsequent filings on form 8-K and Pre 14C.

2. Inventories
  ------------

     Inventories are stated at the lower of cost (first-in, first-out method) or market. Work-in-process and finished goods inventories include an allocation for labor and overhead costs. Inventories at April 1, 2006 and December 31, 2005 are summarized as follows:

                      April 1,   December 31,
                       2006         2005
                  ---------------------------
                    (Unaudited)

Raw materials    $  1,261,382  $          0
Work-in-process       402,285             0
Finished homes        812,674             0
                 -------------  -------------
                 $  2,476,341  $          0
                 -------------  -------------

3. Accounting for Stock Based Compensation
  ----------------------------------------

At April 1, 2006, the Company had not yet created a stock incentive plan which authorizes the issuance of options to purchase common stock. Prior to January 1, 2006, the Company accounted for Stock Options and Stock Based Compensation under the recognition and measurement provisions of APB Opinion No. 25. Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. No stock-based employee compensation cost was recognized in the Statement of Operations for the three months ended March 31, 2005. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No.123(R). Results for prior periods have not been restated.

As a result of adopting SFAS No.123(R) on January 1, 2006, this statement did not have any effect on the Company's net income and earning per share for the quarter ended April 1, 2006 since no options were granted.

Stock Options and Warrants:
---------------------------

The following table summarizes the activity related to all Company stock options and warrants for the three months ended April 1, 2006 and the year ended December 31, 2005:

                                                                                     Weighted Average
                                                                  Exercise Price    Exercise Price
                                                      Stock         per Share           per Share
                                       Warrants      Options   Warrants   Options  Warrants   Options
                                      -----------------------------------------------------------------
Outstanding at January 1, 2005          -              -          -         -         -         -
  Granted                               -              -          -         -         -         -
  Exercised                             -              -          -         -         -         -
  Canceled or expired                   -              -          -         -         -         -
                                      ---------------------
Outstanding at December 31, 2005           -           -          -         -         -         -
  Granted                              21,210,368      -     $0.75-2.25     -       $1.52       -
  Exercised                                -           -          -         -         -         -
  Canceled or expired                      -           -          -         -         -         -
                                      ---------------------
Outstanding at April 1, 2006           21,210,368      -     $0.75-2.25     -       $1.52       -
                                      =====================
Exercisable at April 1, 2006           21,210,368      -     $0.75-2.25     -       $1.52       -

The warrants expire at various dates ranging from January 2011 through March
2013.

                                 CYTATION CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

4. Earnings Per Share
  -------------------
                                          Three Months Ended
                                      -------------------------
                                         April 1,     March 31,
                                           2006         2005
                                      -------------------------

Net income available to
common shareholders                   $(1,140,828) $(37,393)
                                      -----------  ------------

Weighted average shares outstanding:
Basic                                   1,000,000   873,996

Earnings per share:
Basic                                 $    (1.14) $  (0.04)
                                      -----------  ------------

Diluted*                              $    (1.14) $  (0.04)
                                      -----------  ------------

* Diluted weighted average per share outstanding for three months ended April 1, 2006 does not include the effect of dilutive Series A, B, and C
     Preferred Stock and Series A, B, C, D, BD-1, BD-2, and BD-3 Warrants because to do so would have been antidilutive (see detailed list of antidiluted shares below). Accordingly, basic and diluted net loss per share for this period is the same.


                                                  COMMON STOCK
                         SECURITIES                EQUIVALENT
                      ----------------------------------------
                      PREFERRED:

                      Series A Preferred             9,941,620
                      Series B Preferred             4,945,100
                      Series C Preferred             2,675,000

                      WARRANTS:

                      Class A Warrants               9,941,639
                      Class B Warrants               4,970,824
                      Class C Warrants               2,000,000
                      Class D Warrants               2,000,000
                      Class BD-1 Warrants              919,162
                      Class BD-2 Warrants              919,162
                      Class BD-3 Warrants              459,581
                                                   -----------
                      Total antidilutive shares     38,772,088
                                                   ===========


5. Product Warranties
---------------------

The Company provides the retail home buyer a one-year limited warranty covering defects in material or workmanship in home structure, plumbing and electrical systems. The Company estimated warranty costs are accrued at the time of the sale to the dealer following industry standards and historical warranty cost incurred. Periodic adjustments to the estimated warranty accrual are made as events occur which indicate changes are necessary. As of April 1, 2006, the Company has provided a liability of $860,000 for estimated warranty costs relating to homes sold, based upon management's assessment of historical experience factors and current industry trends.

Management reviews its warranty requirements at the close of each reporting period and adjusts the reserves accordingly. The following tabular presentation reflects activity in warranty reserves during the periods presented:

                                          April 1,   December 31,
                                            2006         2005
                                      ---------------------------
                                              (Unaudited)

     Balance at Beginning of Period     $  750,000  $          0
       Warranty Charges                    744,712             0
       Warranty Payments                  (634,712)            0
                                        ----------          ----
     Balance at End of Period           $  860,000             0
                                      ===========================

6. Critical Accounting Policies and Estimates
---------------------------------------------

The Company applies judgment and estimates, which may have a material effect in the eventual outcome of assets, liabilities, revenues and expenses, for accounts receivable, inventory and goodwill. The following explains the basis and the procedure for each asset account where judgment and estimates are applied.

REVENUE RECOGNITION

The Company recognizes revenues for manufactured homes sold to independent dealers when all of the following conditions have been met:

     -    an  order  for  the  home  has  been  received  from  the  dealer,
     - an agreement with respect to payment terms (usually in the form of a written or verbal approval for payment has been received from the dealer's flooring institution),
     -    the home has been shipped, and
     -    risk of loss has passed to the independent dealer.

ADVERTISING COSTS

Advertising costs are charged to operations when incurred and are included in operating expenses. Advertising costs for the quarters ended April 1, 2006 and 2005 were, $24,445 and $0, respectively.

GOODWILL

As a result of the acquisition of DeerValley Acquisitions Corp. and Deer Valley Homebuilders, Inc., on January 18, 2006, goodwill is reflected on the consolidated balance sheets. A valuation was performed by the Company and it was determined that the estimated fair value of the goodwill in the accounts exceeded its book value by 3,611,994. With the accrual for the Earnout Agreement an additional $496,407 has been booked to goodwill bringing total goodwill as of April 1, 2006 to $4,108,401. There is no assurance that the value of the acquired entities will not decrease in the future due to changing business conditions.

DEALER INCENTIVE PROGRAMS

The Company provides rebates to dealers based upon a predetermined formula applied to the volume of homes sold to the dealer during the year. These rebates are recorded at the time the dealer sales are consummated.

                                 CYTATION CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

7. Recent Accounting Pronouncements
  ---------------------------------

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, ("FAS 154"). FAS 154 replaces APB No. 20, "Accounting Changes", and FAS 3, "Reporting Changes in Interim Financial Statements". FAS 154 changes the accounting for, and reporting of, a change in accounting principle. FAS 154 requires retrospective application to the prior period's financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impractical to do so. FAS 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005. Currently, the Company is not aware of any financial impact that the adoption of this Statement will have on its consolidated financial statements.

8. Commitments and Contingent Liabilities
  ---------------------------------------

LITIGATION

The Company in the normal course of business is subject to claims and litigation. Management of the Company is of the opinion that based on information available; such legal matters will not ultimately have a material adverse effect on the financial position or results of operation of the Company.

EARNOUT AGREEMENT

On January 18, 2006, the Company's wholly-owned subsidiary, DeerValley Acquisitions Corp., entered into an Earnout Agreement (the "Earnout Agreement"), between Deer Valley Homebuilders, Inc., Deer Valley Acquisitions Corp., and the former owners of Deer Valley Homebuilders, Inc. In connection with the Capital Stock Purchase Agreement, the Company entered into the Earnout Agreement, pursuant to which, additional payments may be paid to the former owners of Deer Valley Homebuilders, Inc., as an earnout, based upon the Net Income Before Taxes of Deer Valley Homebuilders, Inc. during the next five (5) years up to a maximum of $6,000,000. In any given year during the term of the Earnout Agreement, 50% of the pre-tax profit exceeding $1,000,000 per year will be accrued and become distributable to the prior shareholders. For the Fourth quarter of 2005, such pre-tax profit shall be reduced to $250,000. During the first quarter the Company has not achieved $1,000,000 in pre-tax profit so the Company has not accrued any earnout attributable to the Quarter ending April 1, 2006. The
Company had pre-tax profit in the Fourth quarter of 2005 in the amount of $1,242,814 which $992,814 was above the Company's earnout threshold of $250,000. The Company accrued 50% of the amount in excess of earnout threshold in the amount of $496,407. The maximum remaining potential accrual under the Earnout Agreement is $5,503,593.

9. Capital Stock Purchase Agreement and Issuance of Equity
   -------------------------------------------------------

Pursuant to the Capital Stock Purchase Agreement dated November 1, 2005, as amended (the "Capital Stock Purchase Agreement"), DeerValley Acquisitions Corp., a wholly owned subsidiary of the Company, acquired, immediately after completion of the Series A Financing and the Share Exchange, one hundred percent (100%) of the issued and outstanding capital stock of Deer Valley Homebuilders, Inc. Upon completion of the acquisition of the capital stock of Deer Valley Homebuilders, Inc., Deer Valley Homebuilders, Inc. became an indirect wholly owned subsidiary of the Company.

In order to effectuate the Capital Stock Purchase Agreement, Cytation Corporation completed a series of transactions exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. As of the date of these financials, the Company has closed on a private placement of approximately 745,622 shares of Series A Preferred Stock. Pursuant to the Securities Purchase and Share Exchange Agreement, dated as of January 18, 2006, the Company (a) issued and sold to the Purchasers, and the Purchasers purchased from the Company, (a) Series A Preferred Stock, (b) Series A Common Stock Purchase Warrants, and (c) Series B Common Stock Purchase Warrants. Also on January 18, 2006, the Company completed a share exchange pursuant to which the Company acquired 100% of the issued and outstanding capital stock of Deer Valley Acquisitions, Corp. Pursuant to the Share Exchange Agreement, in exchange for 100% of the issued and outstanding common stock of Deer Valley Acquisitions, Corp., the Company issued the following securities to the shareholders of Deer Valley Acquisitions, Corp.: (a) Series B Preferred Stock, (b) Series C Preferred Stock, and (c) Series C Common Stock Purchase Warrants.

                                 CYTATION CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

In connection with the Securities Purchase and Share Exchange Agreement, on January 18, 2006, the Company issued to the Lender an Interest Bearing Non-Convertible Installment Promissory Note ("the Note"), in the original principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000), together with interest accruing thereon at an annual rate of twelve percent (12%) per annum. The business purpose of executing the Note was to fund the acquisition of Deer Valley Homebuilders, Inc. On March 17, 2006 the Lender decided to convert its $1,500,000 promissory note that was issued in January 2006.

Pursuant to the terms of the Debt Exchange Agreement, the Company issued the Lender its Series A Convertible Preferred Stock, Series A Warrants, and Series B Warrants to the investor, in exchange for the retirement of its obligations to repay such promissory note.

     In January 2006, the Company issued 17,338 to Sequence Advisors Corporation, an affiliate of two former directors.

On January 18, 2006, DeerValley Acquisitions, Corp., a wholly-owned subsidiary of Cytation Corporation, acquired 100% of the issued and outstanding capital stock of Deer Valley Homebuilders, Inc. The results of Deer Valley Homebuilders, Inc. will be included in consolidated financial statements for periods after January 18, 2006. Deer Valley Homebuilders, Inc. is an Alabama corporation with its business offices located at 205 Carriage Street, P.O. Box 310, Guin, Alabama 35563 and is engaged in the production, sale and marketing of manufactured homes in the southeastern and south central U.S. housing market. Cytation Corporation purchased Deer Valley Homebuilders, Inc. to serve as its primary operating company and to gain entry into the manufactured home market. Deer Valley Homebuilders, Inc. comprises substantially all of Cytation Corporation's operations.

The aggregate purchase price for Deer Valley Homebuilders, Inc. was $6,000,000, including $5,500,000 cash and $500,000 of Cytation Corporation's Series A Convertible Preferred Stock, Series A Common Stock Purchase Warrants, and Series B Common Stock Purchase Warrants. In addition, an Earnout Agreement was entered into, pursuant to which additional payments may be paid to the former owners of Deer Valley Homebuilders, Inc., as an earnout, based upon the Net Income Before Taxes of Deer Valley Homebuilders, Inc. during the next five (5) years, up to a maximum of $6,000,000. The Company is accounting for the $6,000,000 earnout as contingent consideration in accordance with paragraphs 25 through 28 of SFAS
141. Because the amount, if any, of contingent consideration was not determinable at the acquisition date, no amount for the contingency will be recorded in the Company's financial statements until the contingency is resolved, or the consideration is issued or becomes issuable.

                                 CYTATION CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

The Company considered the effect of EITF 95-8 and based on its analysis the contingent consideration of a minimum of $0 and a maximum of $6,000,000 over the next five years is nothing more than a way for the Company to defer payments of purchase price so the Company did not have to pay Deer Valley Homebuilders Inc.'s shareholders all money up front. Since Deer Valley Homebuilders, Inc. had pre-tax profit in 2005 in excess of $3,000,000 it was easy for the Company to conclude that Deer Valley Homebuilder's business was worth in excess of $6,000,000 or approximately two times pre-tax profits. The sellers were interested in receiving all $12 million upfront however, the Company was unwilling to give it to them up front due to the fact that Deer Valley Homebuilder's Inc. had only been in business less than two years and it would be too dilutive to the shareholders to raise all monies upfront, so the Company and previous shareholders of Deer Valley Homebuilders, Inc. agreed to the price adjustment target account ("PATA"). So long as Deer Valley Homebuilder's continues to have pre-tax profits in excess of one million dollars over the next five years the shareholder's pursuant to their interest sold will be given a pro-rata portion of the maximum $6,000,000 PATA. Therefore, based on this analysis the Company will account for all of the PATA, when earned, by recording it as additional consideration for the acquisition of Deer Valley Homebuilders, Inc. and will not record it as a period expense related to compensation. It is also noted that the Company will account for this on an ongoing basis and book any accrued liability in connection with the PATA as incurred.

The value of the Series A Convertible Preferred Stock, Series A Common Stock Purchase Warrants, and Series B Common Stock Purchase Warrants were determined in a private offering also completed on January 18, 2006.

In connection with the Series A Convertible Preferred Stock offering the Company Calculated the effect of EITF 00-27 and EITF 98-5 and determined on a relative fair value basis that of the $7,456,215 raised $5,699,186 was attributable to the beneficial conversion feature of the warrants and $1,787,029 was attributable to the beneficial conversion feature of the preferred stock. As such, the Company adjusted its balance sheet to reflect an increase of $5,699,186 to additional paid-in capital and $1,787,029 to preferred stock. The Company also noted that of the $1,787,029 booked to preferred that 100% was allocated to the beneficial conversion feature and was recorded as a reduction to preferred stock and an increase to additional paid-in capital. During the period, $1,491,243 was amortized from the date of issuance through the earliest conversion date allowed pursuant to the stated rights of the preferred currently contemplated as a year from issuance. Conversion can also occur anytime after the SEC declares the registration statement effective. When the SEC declares the registration statement effective all remaining un-amortized beneficial conversion feature (as of April 1, 2006 $5,964,972) shall be considered a deemed dividend to preferred stockholders during that period.

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